Exhibit 12

PS BUSINESS PARKS, INC.

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND INCOME ALLOCATION TO PREFERRED SHAREHOLDERS

(in thousands, except ratio data)

	For The Years Ended December 31,
	2017	2016	2015	2014	2013
Net income	$179,316	$144,984	$148,970	$204,700	$116,144
Interest expense	1,179	5,568	13,270	13,509	16,074
Earnings available to cover fixed charges	$180,495	$150,552	$162,240	$218,209	$132,218
Fixed charges (1)	$1,685	$6,452	$14,428	$14,453	$16,433
Allocation to preferred shareholders based upon
Distributions	52,873	57,276	59,398	60,488	59,216
Redemptions	10,978	7,312	2,487	—	—
Combined fixed charges and income allocation to
preferred shareholders	$65,536	$71,040	$76,313	$74,941	$75,649
Ratio of earnings to fixed charges	107.1	23.3	11.2	15.1	8.0
Ratio of earnings to combined fixed charges
and income allocation to preferred shareholders	2.8	2.1	2.1	2.9	1.7

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(1)Fixed charges include interest expense and capitalized interest.

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges and Ratio of FFO to Combined Fixed Charges and Preferred Distributions:

	For The Years Ended December 31,
	2017	2016	2015	2014	2013
FFO allocable to common and dilutive shares	$203,341	$179,882	$164,244	$162,196	$165,845
Interest expense	1,179	5,568	13,270	13,509	16,074
Allocation to preferred shareholders based upon
Distributions	52,873	57,276	59,398	60,488	59,216
Redemptions	10,978	7,312	2,487	—	—
FFO available to cover fixed charges	$268,371	$250,038	$239,399	$236,193	$241,135
Fixed charges (1)	$1,685	$6,452	$14,428	$14,453	$16,433
Distributions to preferred shareholders	52,873	57,276	59,398	60,488	59,216
Combined fixed charges and preferred distributions paid	$54,558	$63,728	$73,826	$74,941	$75,649
Ratio of available FFO to fixed charges	159.3	38.8	16.6	16.3	14.7
Ratio of available FFO to combined fixed charges
and preferred distributions paid	4.9	3.9	3.2	3.2	3.2

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(1)Fixed charges include interest expense and capitalized interest.